Exhibit 10.1

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 (“Amendment”) to the Agreement (defined below) is entered into as of September 25, 2014 between Thomas A. Bologna (“Executive”) and Response Genetics, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company and Executive are parties to that certain employment agreement dated as of December 21, 2011 which governs Executive’s employment with the Company (the “Agreement”); and

WHEREAS, the Company and Executive have determined to amend the Agreement as of the dates set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties agree as follows:

1.                 Capitalized Terms. Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Agreement.

2.                Amendment Effective as of October 1, 2014. Effective as of October 1, 2014, Section 3 of the Agreement is hereby amended to read as follows:

“3. Place of Performance. The parties acknowledge that the Company’s main offices are located in Los Angeles, California. Executive shall not be required to reside in Los Angeles, California, or relocate his residence.”

3.                Amendments Effective as of January 1, 2015. Effective as of January 1, 2015, the Agreement is hereby amended as follows:

(i)   Section 1 is hereby amended to read as follows:

“1. Term. The term of Executive’s employment hereunder shall commence at the Effective Date and shall end on December 31, 2015 (the ‘Employment Period’), unless earlier terminated as provided in Section 5 hereof. At any time during 2015, Executive shall have the right for any reason (or no reason) to terminate Executive’s employment hereunder upon thirty (30) days prior written notice to the Company in accordance with Section 12 hereof; provided that no notice period shall be required if such termination occurs following a Change of Control. The terms and conditions of the Company’s rights to terminate Executive’s employment hereunder are provided in Section 5 hereof.”

(ii)   Section 4(b) is hereby amended by the addition of a new penultimate sentence thereto to read as follows:

“Executive’s Annual Bonus for 2014 shall equal the Target Annual Bonus for 2014, and shall be paid on the date the Company regularly pays its annual bonuses or the termination of Executive’s employment, whichever date is earlier.”

(iii)   Section 5 is hereby amended to read as follows:

“5. Termination. Executive’s employment hereunder shall terminate during the Employment Period upon any of the following: (i) Executive’s death, (ii) a termination by the Company for Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive for any reason (or no reason).

(a) Notice of Termination. Any purported termination by the Company of Executive’s employment (other than termination due to Executive’s death) shall be communicated by written Notice of Termination delivered to Executive in accordance with Section 12 hereof. For purposes of this Agreement, a ‘Notice of Termination’ shall mean a notice issued by the Company that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. Notwithstanding Section 12 below, Executive may provide notice of termination of his employment at any time by means of email, letter, memo or other writing sent to the Company’s General Counsel or the Company’s Lead Director.

(b) Date of Termination. For purposes of this Agreement, ‘Date of Termination’ shall mean the following: (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated by the Company for Disability, thirty (30) days after the Notice of Termination is given (provided that such Notice of Termination may be provided to Executive prior to the date that Executive has satisfied requirements for being deemed to have a ‘Disability’); (iii) if Executive’s employment is terminated by the Company with Cause, the date specified in the Notice of Termination (but no earlier than the date such Notice of Termination is given), subject to Executive’s right to cure as set forth herein; (iv) if Executive’s employment is terminated by Executive, the last day of the applicable notice period required by Section 1 hereof; or (v) if Executive’s employment is terminated by the Company for any other reason, the date specified in the Notice of Termination.”

(iv)   Section 6(b) is hereby amended to read as follows:

“(b) Termination by the Company with Cause. If Executive’s employment hereunder is terminated during the Employment Period by the Company with Cause, then Executive shall be entitled to receive only the Accrued Obligations and his 2014 Annual Bonus.”

(v)   The prefatory language to Section 6(c) is hereby amended to read as follows:

“(c) Termination by Company without Cause, by Executive, or by Reason of Disability or Death. If Executive’s employment hereunder is terminated during the Employment Period (i) by the Company without Cause, (ii) by Executive for any reason (or no reason), or (iii) by reason of Executive’s Disability or death, then within ten (10) days following Executive’s execution and delivery of the Release of Claims (defined below), Executive will be entitled to receive:”

(vi)   Section 6(c)(ii) is hereby amended to read as follows:

“(ii)   a lump sum cash benefit equal to 1.5 times the sum of (I) Executive’s then-current Base Salary and (II) the Past Bonus;”

(vii)  Section 6(d) is hereby deleted.

(viii)  Section 6(f) is hereby amended to delete the reference to “or Section 6(d)”.

(ix)   The second sentence of Section 11(a) is hereby amended to delete the reference to “with Good Reason”.

(x)   The Company’s address in Section 12 is hereby amended to read as follows:

“Response Genetics, Inc.
1640 Marengo Street, 7th Floor
Los Angeles, California 90033
Attention: Lead Director”

(xi)   Section 18(m) is hereby deleted and Sections 18(n) and 18(o) are hereby re-designated as Sections 18(m) and 18(n), respectively.

(xii)  Section 18(n) is hereby amended to read as follows:

“(n) ‘Past Bonus’ shall mean, as of any date of determination, the Annual Bonus paid to Executive in 2013 applicable to the fiscal year ended December 31, 2012.”

4.                 Ratification and Confirmation. Except as specifically amended hereby, the Agreement is hereby ratified and confirmed in all respects and remains in full force and effect.

5.                 Entire Agreement. The Agreement and this Amendment constitute the entire understanding and agreement of the parties hereto regarding the employment of Executive and supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties with respect to the subject matter hereof.

6.                 Governing Law. The validity, interpretation, construction, and performance of this Amendment shall be governed by the laws of the State of California, without reference to its conflict-of-law rules.

7.                 Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8.                 Headings. Captions and Section headings in this Amendment are provided merely for convenience and shall not affect the interpretation of any of the provisions hereof.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

RESPONSE GENETICS, INC.

By:	/s/ Kirk K. Calhoun
Name: Kirk K. Calhoun
Title: Lead Director

/s/ Thomas A. Bologna
Thomas A. Bologna

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